Exhibit 99.2

RAVEN INDUSTRIES, INC  •  NASDAQ: RAVN  •  SIOUX FALLS, SD  •  RAVENIND.COM

Raven Industries Announces Acquisition of Integra Plastics, Inc.

Provider of Plastic Film and Sheeting Expands Raven’s Capacity, Broadens Product Offering

Sioux Falls, SD (November 3, 2014)—Raven Industries, Inc. (NASDAQ: RAVN) announced today that its Engineered Films Division (EFD) has acquired Integra Plastics, Inc., for approximately $48 million in cash and stock. Headquartered in Madison, SD, privately held Integra specializes in the manufacture and conversion of high-quality plastic film and sheeting. With 12-month sales of more than $35 million, Integra is in the process of increasing capacity through facility expansion at several locations. This acquisition will immediately expand Raven’s engineered film production capacity, broaden its product offerings, and enhance current converting capabilities.

Said Dan Rykhus, Raven’s President and Chief Executive Officer, “Raven’s Engineered Films Division posted revenue growth of 18 percent in our fiscal 2015 first half. Combining Integra’s fabrication and conversion skill sets with Raven’s ability to develop value-added innovative products will better serve our customers, resulting in an entity that leads the reinforced polyethylene film and sheeting industry. Adding Integra is one important element in a broader strategy to strengthen the profit contributed by EFD to improve the balance of the corporation and our ability to adapt to shifting market conditions. This rebalancing will ultimately bring better-sustained profit growth to Raven.”

Stated Anthony Schmidt, Raven EFD’s Vice President and General Manager, “We are truly excited to welcome Integra Plastics into the Raven family and look forward to forging a unified approach in the marketplace based on more than 80 years of combined expertise. This acquisition will bolster our position as the premier provider of high-performance engineered film solutions, and help us accomplish that goal by complementing and further expanding our major markets of agriculture, energy, geomembrane, industrial, and construction.”

Founded in 1991, Integra Plastics brings over 100 team members who will help provide key resources to further strengthen EFD and expand our footprint with additional extrusion and lamination in Brandon, SD and fabrication locations in Madison, SD and Midland, TX. The management teams from Integra and Raven EFD will be integrated, and Anthony Schmidt will be responsible for the combined entity.

Said Mick Green, President of Integra Plastics, “We are excited to begin this new chapter in our two companies’ history. By working together, we can expand Raven’s capacity to reach market demand for innovative new products and further protect the earth’s natural resources. Joining forces with Raven will give us greater scale and more opportunities for growth.”

Terms of the transaction include cash payments of $9 million and the issuance of 1.54 million shares of Raven common stock. The transaction closed on November 3, 2014. According to Rykhus, the deal was primarily structured as a stock transaction to provide attractive tax treatment that made the merger terms favorable for both parties. The $40 million open-market stock repurchase program authorized by Raven’s Board of Directors, and announced earlier today, is designed to substantially offset the shares issued under the merger agreement.

About Engineered Films Division: Raven Industries’ Engineered Films Division has established a well-known reputation for manufacturing and supplying high performance flexible films and sheeting to major markets throughout the United States and abroad. Engineered Films’ strategic mission is to produce critical film and sheeting for the containment and preservation of natural environmental resources. Their state-of-the-art manufacturing facility and proven product expertise allows them to offer the most innovative and targeted product solutions in the industry. Find out more about Raven Engineered Films at www.ravenefd.com, or visit them on Twitter or Facebook. ISO 9001:2008 Certified Management System.

About Raven Industries, Inc: Since 1956, Raven Industries has designed and manufactured high quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence, and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing, and technological innovation to serve the precision agriculture, high performance specialty films, aerospace, and situational awareness markets. Visit www.RavenInd.com for more information.

About Integra Plastics, Inc.: Incorporated in 1991, Integra Plastics specializes in the fabrication and conversion of polyethylene and polypropylene materials. They provide technical assistance and mechanical expertise along with its core business. Integra manufactures specialty blown and laminated film and sheeting for agricultural, environmental, construction and industrial applications.

Forward-Looking Statements: This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to the integration of businesses, changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

Contact Information:

Cheryl Butler, Marketing Manager

Engineered Films Division

Raven Industries, Inc.

Ph.: 605-335-0174

Email: cheryl.butler@ravenind.com

Thomas Iacarella, Vice President & CFO

Raven Industries, Inc.

Ph.: 605-336-2750

Email: Thomas.Iacarella@ravenind.com